UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K/A
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): March 28, 2008
WHITE ELECTRONIC DESIGNS CORPORATION
(Exact Name of Registrant as Specified in Charter)

Indiana	1-4817	35-0905052

(State or Other Jurisdiction of	(Commission	(IRS Employer
Incorporation)	File Number)	Identification No.)

3601 E. University Drive, Phoenix, Arizona		85034

(Address of Principal Executive Offices)		(Zip Code)
(602) 437-1520
(Registrant’s telephone number, including area code)
Not applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

ITEM 2.05 COSTS ASSOCIATED WITH EXIT OR DISPOSAL ACTIVITIES

ITEM 2.06 MATERIAL IMPAIRMENTS

SIGNATURES

Explanatory Note: This amendment hereby amends the Current Report on Form 8-K filed on April 2, 2008 (the “Initial Form 8-K”) by White Electronic Designs Corporation (the “Company”) by providing information not available at the time of filing of the Initial Form 8-K.
Item 2.05 Costs Associated with Exit or Disposal Activities.
On April 2, 2008, the Company filed the Initial Form 8-K related to its decision to dispose of the Interface Electronic Division (“IED”) and the commercial microelectronic product lines approved by the Board of Directors on March 28, 2008. At the time of the filing of the Initial Form 8-K, the Company was unable in good faith to make a determination of an estimate or range of estimates required by paragraphs (b), (c) and (d) of Item 2.05 of Form 8-K with respect to these dispositions. Pursuant to Item 2.05 of Form 8-K, the Company is now filing an amended Form 8-K to announce its determination of such estimates.
(b) At this time, the registrant’s estimate for each major type of cost associated with the disposal of the business is approximately the following before taxes:

Asset impairments	$3.5 million
Employee severance and retention costs	$0.2 million
(c) The registrant’s estimate of the total amount expected to be incurred in connection with the disposal of these businesses is approximately $2.2 million, net of tax. However, we are not able to estimate the income or loss on the operations until the date of disposal.
(d) The registrant’s estimate of charges that will result in future cash expenditures is approximately $0.2 million for employee severance and retention costs plus the cash expenditures in the normal course of business until the date of disposal which cannot be estimated at this time.
Item 2.06 Material Impairments.
     Based on market factors, the Company concluded that a charge for impairment of the intangibles is required under generally accepted accounting principles. The Company will record a non-cash, pre-tax impairment charge in the second quarter ending March 29, 2008 of approximately $2.3 million for its customer relationships and existing technology intangibles recorded on the above businesses. All future cash expenditures expected at this time are discussed in Item 2.05 above.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WHITE ELECTRONIC DESIGNS CORPORATION
Date: May 8, 2008	By:	/s/ Hamid R. Shokrgozar
Hamid R. Shokrgozar
Chairman, President and Chief Executive Officer